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                                                                   EXHIBIT 10.57


                          (AMERICA WEST AIRLINES LOGO)

                          PERFORMANCE-BASED AWARD PLAN

SECTION I. PURPOSE

Unlike many of its competitor airlines, America West Airlines (the "Company") presently does not offer its key employees a long-term, performance-based compensation arrangement. The purpose of the America West Airlines Performance-Based Award Plan (the "Plan") is to

-     Focus management efforts on the creation of long-term stockholder value.

- Encourage strategic decision-making by providing rewards for the long-term achievement of Company goals.

The Plan is effective as of January 1, 2003 (the "Effective Date").

SECTION II. ELIGIBILITY CRITERIA

Eligible participants in the Plan (each a "Participant") are officers of the Company whose responsibilities have a direct and significant impact on Company results. Participants are selected at the sole discretion of the Compensation Committee of the Board of Directors (the "Committee"). Participation in one performance cycle (as such term is defined in Section IV) under the Plan does not assure participation in any other performance cycle.

A person who is hired by the Company as an eligible officer or promoted to eligible officer status, in either case after the commencement of a performance cycle (as such term is defined in Section IV) or a transition performance cycle (as such term is defined in Section IV) (i) shall participate in the Plan only with respect to performance cycles, if any, that commence on or after the date of hire or promotion, and (ii) shall participate in transition performance cycles on such basis, if any, as the Committee may provide.

SECTION III. AWARD LEVELS

Participants have the opportunity to earn cash awards under the Plan based on the achievement of long-term Company performance and, with certain exceptions set forth in Section V, continued active employment by the Company in an eligible position through the date of payment of the cash awards. Threshold, target, and maximum award levels are set forth below. All award levels are expressed as a percentage of a Participant's base salary, as in effect on the date of payment of the cash award.



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                            AWARD LEVELS EXPRESSED AS
                           PERCENTAGES OF BASE SALARY

    OFFICER LEVEL            THRESHOLD           TARGET           MAXIMUM
    -------------            ---------           ------           -------
         CEO                    54%               125%             200%
         EVP                    43%               100%             175%
         SVP                    30%                70%             140%

Performance below the threshold level for any performance cycle (as such term is defined in Section IV) or transition performance cycle (as such term is defined in Section IV) will result in no cash award. The maximum award for any performance cycle is two times the target award, and the maximum award for any transition performance cycle is the target award, subject in both cases to further limitations contained in the America West 2002 Incentive Equity Plan.

SECTION IV. AWARD CALCULATION

Awards are calculated based on Total Stockholder Return ("TSR") of the Company over the performance cycle (as such term is defined in this section) or transition performance cycle (as such term is defined in this section) relative to the TSRs of a pre-defined competitive peer group. TSR, for purposes of this Plan, is the rate of return, including both the price appreciation of the Company's Class B Common Stock or a competitive peer company's common stock and the reinvestment of any dividends declared on such common stock, over the relevant performance cycle or transition performance cycle. In order to smooth out market fluctuations, the average daily closing price (adjusted for splits and dividends) for the common stock of the Company and of the companies in the pre-defined competitive peer group for the three months prior to the first and last days of the performance cycle or transition performance cycle will be used to determine TSR. Daily closing price of a share of common stock is the stock price at the close of trading (4:00 p.m. Eastern Time) of the national exchange (New York Stock Exchange, the Nasdaq Stock Market or the American Stock Exchange) on which such stock is traded.

A)    PERFORMANCE CYCLES AND TRANSITION PERFORMANCE CYCLES

      A performance cycle, over which TSR is measured, is the three-year period beginning January 1 of a given year and ending December 31 of the second following year (each a "Performance Cycle"). The first Performance Cycle under the Plan begins January 1, 2003 and ends December 31, 2005. The Committee, in its sole discretion, may authorize subsequent Performance Cycles, and it is anticipated, although not assured, that a subsequent three-year Performance Cycle will begin each January 1, starting with January 1, 2004.

      In addition to the three-year Performance Cycles described in the preceding paragraph, there will also be two transition performance cycles over which TSR is measured, one commencing January 1, 2003 and ending March 31, 2004 and the second commencing January 1, 2003 and ending March 31, 2005 (each a "Transition Performance Cycle"). Awards for Transition Performance Cycles will be based on both (i) the TSR ranking of the Company relative to the TSRs of its competitive peer group over such Transition Performance Cycles and (ii) the Company not being in default under the terms of the


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      Guarantee Agreement dated as of January 18, 2002 among Citibank, N.A., as lender, Citibank, N.A., as agent, and Air Transportation Stabilization Board (the "ATSB Guarantee") as of March 31, 2004, for purposes of the first Transition Performance Cycle, and as of March 31, 2005, for purposes of the second Transition Performance Cycle, (each such date, a "Trigger Date").

B)    PEER GROUP AND AWARD PAYOUT PERCENTAGES

      As of the Effective Date, the competitive peer group consists of the following fourteen companies: AirTran, Alaska, American, ATA Holdings, Continental, Delta, Frontier, Hawaiian, JetBlue, Midwest Express, Northwest, Southwest, United and US Airways. Such competitive peer group is subject to modification, in the Committee's sole discretion, to take account of unforeseen events such as mergers, dispositions, bankruptcies and other significant business changes. Award payout percentages will be based on the TSR of the Company relative to the TSRs of competitive peer group companies, as follows:

          COMPANY TSR                    PAYOUT AS A %
         RELATIVE RANK                   OF BASE SALARY
         -------------                   --------------
                                    SVP       EVP        CEO
                                    ---       ---        ---
            1 of 15                140%       175%      200%          Maximum
            2 of 15                130%       165%      190%
            3 of 15                120%       154%      179%
            4 of 15                110%       143%      168%
            5 of 15                100%       133%      158%
            6 of 15                 90%       122%      147%
            7 of 15                 80%       111%      136%
            8 OF 15                 70%       100%      125%          TARGET
            9 of 15                 60%       86%       108%
           10 of 15                 50%       71%        89%
           11 of 15                 40%       57%        71%
           12 of 15                 30%       43%        54%         Threshold
           13 of 15                 0%         0%        0%
           14 of 15                 0%         0%        0%
           15 of 15                 0%         0%        0%

      Notwithstanding the ranking of the Company's TSR, award payout percentages for each of the Transition Performance Cycles will not exceed the target payouts set forth in the above table.

SECTION V. AWARD PAYMENT TIMING, EARLY PAYMENT AND TERMINATION

If the TSR of the Company is at or above the threshold for a Performance Cycle or a Transition Performance Cycle, and in the case of a Transition Performance Cycle, the Company is not in default under the terms of the ATSB Guarantee as of the relevant Trigger Date, awards will be paid in cash within sixty (60) days following the end of the Performance Cycle or Transition Performance Cycle. For example, awards for the Performance Cycle that runs from January 1,


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2003 through December 31, 2005 will be paid no later than March 1, 2006, and awards for the Transition Performance Cycle that runs from January 1, 2003 through March 31, 2004 will be paid no later than June 1, 2004. Payments will be subject to all required federal, state, and local tax withholding.

In the event of the termination of a Participant's employment with the Company on account of retirement (as defined below), total disability (as defined in the Company's long term disability plan under which the Participant is covered) or death, (i) the Company shall pay to the Participant (or the Participant's estate in the case of death), at the same time as awards, if any, are paid to other Participants for the same Performance Cycle, the award that the Participant would have earned and received with respect to the Performance Cycle, if any, that ends with the calendar year in which such termination occurs, had the Participant's employment continued until the award payment date for such Performance Cycle; and (ii) with respect to a Transition Performance Cycle, the Company shall pay to the Participant (or the Participant's estate in the case of death), on the award payment date, if any, next following the Participant's termination of employment, the cash award, if any, that the Participant would have earned and received for that Transition Performance Cycle had the Participant's employment continued until the award payment date, but such award shall be prorated to reflect the period of employment from the commencement of the Participant's participation in the Plan with respect to that Transition Performance Cycle to the date of employment termination. For purposes of the foregoing, "retirement" shall mean the termination of the Participant's employment with the Company after attainment of age fifty-five (55) and completion of ten (10) years of service with the Company. Awards for any other Performance Cycles or Transition Performance Cycle will not be earned or paid.

If the Participant's employment with the Company is terminated for any reason other than retirement, total disability or death (whether such termination is voluntary or involuntary), no awards will be earned or paid under the Plan with respect to any Performance Cycles or Transition Performance Cycles.

SECTION VI. PLAN ADMINISTRATION

The Plan will be administered by the Committee in accordance with Sections 2(q) and 21 of the America West 2002 Incentive Equity Plan and in a manner that satisfies the requirements of Section 162(m) of the Internal Revenue Code for qualified "performance-based" compensation.

Awards generally are calculated and distributed as provided in Sections IV and V; provided, however, that no award payments will be made unless the Committee certifies in writing (a) the relative TSR ranking of the Company, (b) that all other material terms of the Plan have been satisfied and (c) that payments to Participants in stated amounts are appropriate under the Plan.

SECTION VII. ABSENCE OF PLAN FUNDING; NO EQUITY INTEREST

Benefits under the Plan shall be paid from the general funds of the Company, and a Participant (or the Participant's estate in the event of death) shall be no more than an unsecured general creditor of the Company with no special or prior right to any assets of the Company.


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Nothing contained in the Plan shall be deemed to give any Participant any equity or other interest in the assets, business or affairs of the Company or any related company. It is not intended that a Participant's interest in the Plan shall constitute a security or equity interest within the meaning of any state or federal securities laws.

SECTION VIII. NO TRANSFERABILITY

A Participant shall not have any right to transfer, sell, alienate, assign, pledge, mortgage, collateralize or otherwise encumber any of the payments provided by this Plan.

SECTION IX. NO EMPLOYMENT RIGHTS

This Plan is not intended to be a contract of employment. Both the Participant and the Company have the right to end their employment relationship with or without cause or notice.

SECTION X. INTERPRETATION, AMENDMENT AND TERMINATION

The Committee shall have the power to interpret all provisions of the Plan, which interpretations shall be final and binding on all persons The provisions of this document shall supersede all provisions of any and all such prior documents relating to the Plan and its subject matter. However, if the provisions of this document conflict with any provision of the America West 2002 Incentive Equity Plan, the provisions set forth in the America West 2002 Incentive Equity Plan shall govern in all cases. The laws of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of the Plan, without regard to such state's conflict of laws rules.

The Committee reserves the right to amend or terminate the Plan at any time, with or without prior notice; provided, however, that all amendments to the Plan shall preserve the qualification of awards under the Plan as "performance-based" compensation under Section 162(m) of the Internal Revenue Code. Notwithstanding the foregoing, (a) except as provided in Section IV with respect to the calculation of TSR and in the following clause (b), the Committee may not amend the Plan in a way that would materially impair the rights of a Participant with respect to a Performance Cycle or Transition Performance Cycle that already has begun at the time of such amendment, unless such Participant has consented in writing to such amendment; and (b) in the event of any act of God, war, natural disaster, aircraft grounding, revocation of operating certificate, terrorism, strike, lockout, labor dispute, work stoppage, fire, epidemic or quarantine restriction, act of government, critical materials shortage, or any other act beyond the control of the Company, whether similar or dissimilar (each a "Force Majeure Event"), which Force Majeure Event affects the Company or its subsidiaries or other affiliates, the Committee, in its sole discretion, may (i) terminate or (ii) suspend, delay, defer (for such period of time as the Committee may deem necessary), or substitute any awards due currently or in the future under the Plan, including, but not limited to, any awards that have accrued to the benefit of Participants but have not yet been paid.


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